Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Safeguard Scientifics, Inc.:
We consent to the use of our reports dated March 8, 2013 with respect to the consolidated balance sheets of Safeguard Scientifics, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012 incorporated by reference herein and to the reference to our firm under the heading “Experts” in this registration statement on Form S-8.

/s/ KPMG LLP
Philadelphia, Pennsylvania
October 25, 2013